Exhibit 99.1

PRESS RELEASE

FOR RELEASE MARCH 11, 2008 AT 6:00 P.M.

For More Information Contact

David M. Meadows

(410) 248-1121

BCSB Bankcorp, Inc.

BCSB Bankcorp, Inc. Announces Termination of

Supervisory Agreement

March 11, 2008, Baltimore, MD – BCSB Bankcorp, Inc. (Nasdaq: BCSB), the holding company for Baltimore County Savings Bank, F.S.B. (the “Bank”), announced today that the Office of Thrift Supervision (“OTS”) has terminated the Supervisory Agreement under which the Bank had been operating since December 2005.

President Joseph J. Bouffard stated that the Board of Directors of the Bank was pleased with the lifting of the Supervisory Agreement. He noted that the Company had identified this as one of its major strategic goals. In addition, the termination of the Supervisory Agreement is expected to help improve profitability in future periods primarily through reduced FDIC deposit insurance premiums. The Company estimates annual expense reductions ranging from $200,000 to $300,000 on a pre-tax basis once the impact of the expense reduction is fully achieved. The Company and the Bank maintain their commitments, among other things, not to pay certain dividends without the prior written approval of the OTS.

BCSB Bancorp, the proposed new holding company for the Bank, is in the process of raising additional capital through a second step conversion of the Company from its current mutual holding company structure to a 100% publicly owned company. In the stock offering, which began on February 22, 2008, BCSB Bancorp is currently offering for sale between 1,976,538 and 2,674,139 shares of common stock at a purchase price of $10.00 per share. Any questions regarding the offering should be directed to the Stock Information Center at (410) 248-1189.

Completion of the conversion and offering is subject to, among other things, the approval of the members of Baltimore County Savings Bank, M.H.C. and the stockholders of BCSB Bankcorp, and the receipt of final regulatory approvals.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bankcorp, Inc. Baltimore County Savings Bank provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors, legislative and regulatory changes that could adversely affect the business in which BCSB Bankcorp and Baltimore County Savings Bank are engaged, actual deposit levels at the time future FDIC assessments are calculated, the FDIC’s future assessment rates and the FDIC’s future assessments of the Bank’s risk profile. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offering, an accompanying stock order form).

BCSB Bancorp and BCSB Bankcorp have filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission (the “SEC”). Shareholders of BCSB Bankcorp are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by BCSB Bancorp and BCSB Bankcorp free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by BCSB Bancorp and BCSB Bankcorp may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC.

The shares of common stock of BCSB Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.